EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SUPERSTITCH DEVELOPER SUTURA CLOSES $7 MILLION FINANCING
Fountain Valley, CA – September 9, 2005 — Sutura®, Inc. (“Sutura”) (OTCBB:SUTU), a California-based medical device company, announced today it has closed a $7 million financing with Minneapolis-based Whitebox Advisors, LLC. Proceeds from the round of financing will be used to move the Company into its next stage of development and support the expansion of the worldwide marketing and sales plan for the Sutura’s SuperStitch vascular suturing device.
“Securing this latest round of financing is an extremely important milestone for the Company, providing us with the necessary funding to implement our business plan and execute our worldwide sales and marketing program,” said Anthony Nobles, CEO/President of Sutura. “We believe the $7 million will take us well through the next level of our development as we move toward capturing market share within the healthcare industry.”
Sutura’s Director of U.S. Sales & Marketing Tom Lindsey stated, “This financing clears the way for the full implementation of the SuperStitch sales and marketing plan, including the hiring of additional experienced vascular product sales representatives.”
About Sutura, Inc.
Sutura®, Inc. (www.suturaus.com) is a medical device company that has developed a line of innovative, minimally invasive, vascular suturing devices to suture the puncture created in arteries during open surgery and catheter-based procedures. The SuperStitch products provide sutured closure of the arteriotomy site utilizing the existing catheter sheath introducer or cannula during fluoroscopically guided procedures and directly through the open arteriotomy during open surgical procedures. Within the United States the F8 & F6 SuperStitch device has been cleared by the FDA under section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDC Act”) for use in performing vascular stitching in general surgery, including endoscopic procedures. It is not intended for blind closure of an arteriotomy site. The SuperStitch F8 & F6 is approved in the European Union and CE marked with the indication for use as follows: The SuperStitch is indicated for use in performing vascular stitching in general surgery, including endoscopic procedures. In the EU there is no requirement for the use of fluoroscopic guidance. Sutura’s headquarters are in Fountain Valley, California. “Sutura®” and “SuperStitch®” are registered trademarks of Sutura, Inc.

For more information contact:
Sutura, Inc.
Barry Forward
Corporate Communications
866-676-8386
www.suturaus.com
Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this press release may contain projections or “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. The words “aim”, “plan”, “likely”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “will”, “should”, “could”, “may”,”appears”, and other expressions that indicate future events and trends identify forward-looking statements. These statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what we express or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements. Our actual results and future trends may differ materially from our forward-looking statements depending on a variety of factors including the acceptance of the SuperStitch® devices by medical providers and the marketplace in general and the success of the proposed marketing plan, the continued growth of the vessel closure marketplace and the company’s ability to continue to expand and protect its technology patents.